Exhibit 10.48

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into by BCSP IV U.S. INVESTMENTS, L.P., a Delaware limited partnership (“BCSP”), and HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (“Investor”), as of December 15, 2010 (the “Effective Date”).

RECITALS:

A. BCSP is the sole member of Rincon Center Commercial LLC, a Delaware limited liability company (“Owner”). Owner owns a fee simple interest in and to certain real property which constitutes the commercial portion of the development commonly known as Rincon Center and located at 101 and 121 Spear Street in San Francisco, California, as more particularly described in Exhibit A-1 attached hereto and made a part hereof (the “Premises”).

B. It is the intent of the parties that (i) BCSP contribute all of its rights, title and interest in Owner to Rincon Center Equity LLC, a Delaware limited liability company (“Equity LLC”), to be formed in accordance with the terms hereof, and (ii) Equity LLC contribute all of its rights, title and interest in Owner to Rincon Center JV LLC, a Delaware liability company (the “Joint Venture”), to be formed in accordance with the terms hereof.

C. Investor has agreed to purchase a fifty-one percent (51%) membership interest in the Joint Venture in exchange for the Purchase Price (as defined in Article 2 below);

D. Upon the Closing (as defined in Section 8.1 below) hereunder, BCSP and Investor shall enter into that certain Limited Liability Company Operating Agreement, dated as of the Closing Date in the form attached hereto as Exhibit B (the “Joint Venture Agreement”).

NOW THEREFORE, for good and valuable consideration and intending to be legally bound hereby, BCSP and Investor hereby agree as follows:

ARTICLE 1

PROPERTY.

For purposes of this Agreement, the property described in Section 1.1 through 1.9 below is hereinafter collectively referred to as, the “Property”:

1.1. Land. The Premises, together with all rights and appurtenances pertaining to the Premises, including, without limitation, all of Owner’s right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon or thereunder, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all easements, privileges, and hereditaments pertaining thereto, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).

1.2. Improvements. The office building (the “Building”) constructed on the Premises and all other improvements and structures constructed on the Premises (collectively, the “Improvements”).

1.3. Personal Property. All of Owner’s right, title and interest in and to (specifically excluding any fixtures or personal property owned by tenants under leases or licensees under licenses) the following: (i) mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon or within the Improvements; (ii) maintenance equipment and tools, if any, owned by Owner and used exclusively or predominantly in connection with, and located in or at, the Improvements; (iii) site plans, surveys, plans and specifications, manuals and instruction materials, and floor plans in Owner’s possession which relate to the Land or Improvements; (iv) pylons and other signs situated on or at the Land or Improvements; and (v) other tangible personal property owned by Owner and used exclusively or predominantly in connection with, and located in or on, the Land or Improvements as of the date hereof and/or the Closing Date (as defined in Section 8.1 below) (collectively, the “Personal Property”).

1.4. Leases and Licenses. Owner’s right, title and interest in (i) all leases, including all amendments thereto and guaranties thereof with tenants leasing all or any portion of the Improvements (collectively, the “Leases”), and (ii) all license agreements, occupancy agreements and other similar agreements with licensees using any portion of the Improvements (collectively, the “Licenses”), in each case to the extent the same are in effect as of the date of Closing, a current list of which is attached hereto as Schedule 1.4.

1.5. Security Deposits. Owner’s right, title and interest in all security deposits (including any letters of credit) held by Owner in connection with the Leases and Licenses and not applied pursuant to the terms thereof, a current list of which is attached hereto as Schedule 1.5 (collectively, the “Security Deposits”).

1.6. Contracts. Owner’s right, title and interest in all contracts and other agreements (other than the Leases and Licenses) related to the Land and the Improvements, including, without limitation, contracts or agreements relating to construction, architectural services, parking, maintenance or other supplies or services, management, leasing or brokerage services, utility services, or any equipment leases (collectively, the “Contracts”), a current list of which is attached hereto as Schedule 1.6, but expressly excluding (a) any contracts or other agreements entered into by the “Owner’s Committee” (as such term is defined in that certain Declaration Establishing Reciprocal Easements and Covenants Running with the Land by and between the United States Postal Service and Rincon Center Associates, a California limited partnership, dated as of June 27, 1988 and recorded as Reel E624, Image 1132, Instrument Number E196829, with the Official Records, as supplemented by that certain Declaration Establishing Reciprocal Easements and Covenants Running with the Land by and between the USPS and BRE/Rincon L.L.C., a Delaware limited liability company, dated as of March 30, 1999 and recorded as Reel H353, Image 505, Instrument Number 99-G541539-00 (as amended and assigned to date, the “REA”) and which exclusively affect the Joint Management Areas (as such term is defined in the REA) (collectively, the “Joint Management Contracts”).

1.7. Permits. Owner’s right, title and interest in all permits, licenses, certificates of occupancy, entitlements and governmental approvals which relate exclusively to the Land or Improvements and to the extent assignable (collectively, the “Permits”).

1.8. Intangibles. Owner’s right, title and interest, if any, in all warranties, guarantees, names, trade names, street numbers, marks, other symbols and general intangibles, which relate exclusively to the Land or the Improvements to the extent assignable, including, without limitation, the name “Rincon Center”, but excluding any of the same that reference “Beacon” or “Beacon Capital” (collectively, the “Intangibles”).

1.9. Working Capital. Owner’s right, title and interest in all Working Capital, Current Assets and Current Liabilities (as such terms are defined in Section 8.5 below).

1.10. Exclusions. Notwithstanding any term or provision of this Agreement to the contrary, BCSP and Investor hereby acknowledge and agree that (i) the Property shall not include any real property or any personal, tangible or intangible property owned, leased or used (a) by CP III Rincon Towers, Inc. having an office at c/o Carmel Partners, Inc., 1000 Sansome Street, Suite 180, San Francisco, California 94111 (together with its successors and assigns, the “Residential Owner”), in connection with the ownership and operation of those certain premises which constitute the residential portion of the Rincon Center, as such premises are more particularly described in Exhibit A-2 attached hereto and incorporated herein by reference (the “Residential Property”), or (b) by the Owner’s Committee in connection with the ownership and operation of the Joint Management Areas, and (ii) Owner’s and the Joint Venture’s rights with respect to the existence, issuance, or transfer of any “Transferable Development Rights” under Section 128 of the San Francisco Planning Code (collectively, the “TDRs”) with respect to the Land, regardless of whether such TDRs are characterized as real, personal, tangible or intangible property or otherwise and any escrow accounts held by Lender in connection with the sale of any TDRs (collectively, the “TDR Escrows”) shall be held for the benefit of BCSP and not Investor and, to the extent that such TDR Escrows are released to Owner, they shall be distributed to BCSP or its designee.

ARTICLE 2

TRANSACTION STEPS; PURCHASE PRICE AND DEPOSIT.

2.1. Transaction Steps; Acquisition and Transfer of the Interests.

BCSP and Investor each acknowledge and agree that the transactions contemplated hereunder have been or shall be accomplished in the following steps:

2.1.1. BCSP shall form Equity LLC;

2.1.2. BCSP shall contribute all of its rights, title and interest in Owner to Equity LLC in exchange for one hundred percent (100%) of the limited liability company interests in Equity LLC;

2.1.3. BCSP shall cause Equity LLC to form the Joint Venture;

2.1.4. BCSP shall cause Equity LLC to contribute all of its rights, title and interest in Owner to the Joint Venture in exchange for one hundred percent (100%) of the limited liability company interests in the Joint Venture;

2.1.5. BCSP shall cause Equity LLC to assign a fifty-one percent (51%) membership interest in the Joint Venture to Investor (the “Investor Interest”) in exchange for the Purchase Price, adjusted as set forth below. Upon such assignment, BCSP shall own a forty-nine percent (49%) membership interest in the Joint Venture (collectively, the “Beacon Interest”) and Investor shall own the Investor Interest. The Beacon Interest and the Investor Interest are sometimes referred to herein collectively as the “Interests” and each, an “Interest”.

2.1.6. Beacon and Investor shall each contribute cash to the Joint Venture in the amounts required by Section 8.5.4 below.

2.2. Purchase Price.

2.2.1. The aggregate purchase price for the Investor Interest (the “Purchase Price”) shall be Forty Million Two Hundred Ninety Thousand and 00/100 Dollars ($40,290,000.00). The cash due at Closing from Investor on account of the Purchase Price shall be subject to adjustment as set forth in this Agreement. The Purchase Price shall be payable as follows:

2.2.1.1. On the Effective Date, Investor shall deliver to Chicago Title Insurance Company (the “Escrow Agent”), by federal funds wire transfer, a cash deposit in immediately available funds in the amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (the “Deposit”). If Investor shall fail to deposit the Deposit with Escrow Agent within the time period provided for above, BCSP may at any time prior to Escrow Agent’s receipt of the Deposit, terminate this Agreement by written notice to Investor and Escrow Agent as its sole and exclusive remedy, in which case this Agreement shall be null and void ab initio, and thereafter neither party shall have any further rights or obligations to the other hereunder, except for those which expressly survive the termination of this Agreement.

2.2.1.2. The balance of the Purchase Price due from Investor at Closing (after application of adjustments provided for in this Agreement) shall be paid by Investor to Chicago Title Insurance Company (the “Escrow Agent”) by federal funds wire transfer in immediately available funds no later than 5:00 P.M. San Francisco, California time on the Business Day immediately preceding the Closing Date, disbursements shall be made pursuant to the Settlement Statement (as hereinafter defined) and the balance of the Purchase Price shall be disbursed to BCSP at Closing in accordance with Article 8 hereof.

2.2.1.3. A portion of the Deposit in the amount of One Hundred and no/100 Dollars ($100.00) shall be non-refundable (the “Independent Consideration”) which amount shall be distributed by Escrow Agent to BCSP immediately following Investor’s delivery of the Deposit to Escrow Agent, which amount BCSP and Investor agree has been bargained for as independent consideration for (i) BCSP’s execution and delivery of this Agreement, (ii) Investor’s right to inspect the Property pursuant to Article 4 below, and (iii) Investor’s right to terminate this Agreement in accordance with the terms and conditions contained herein. Such sum is in addition to and independent of any other consideration or payment provided for in this Agreement and is non-refundable in all events.

2.2.2. Mortgage Loan. Investor shall, subject to the terms and conditions of this Agreement, acquire the Investor Interest with the Property being subject to that certain mortgage loan (the “Mortgage Loan”) in the original principal amount of $106,000,000 from Bear Stearns Commercial Mortgage, Inc. and currently held by Wells Fargo Bank, N.A., as Trustee under that certain Pooling and Servicing Agreement dated as of November 1, 2006 for the Registered Holders of Banc of America Commercial Mortgage Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-6 (together with its successors and assigns, “Lender”) to Owner, as evidenced by that certain Loan Agreement dated as of June 27, 2006 and executed by and between Owner and Lender, and as secured by, among other instruments, that certain Deed of Trust and Security Agreement dated as of June 27, 2006 and executed by Owner in favor of Chicago Title Insurance Company, as Trustee, for the benefit of Mortgage Electronic Registration Systems, Inc., as nominee of Lender, and recorded in the Official Records of the City and County of San Francisco (the “Official Records”), as Instrument Number 2006-I201149. The loan documents evidencing and/or securing the Mortgage Loan are listed on Schedule 2.2 attached hereto (the “Loan Documents”).

2.2.3. Non-Consolidation Opinions. To the extent required by the Loan Documents, BCSP shall cause its counsel to prepare the non-consolidation opinions (or updates to previously delivered non-consolidation opinions) with respect to the transactions contemplated hereunder and shall submit same to the Lender and their respective servicers, agents and rating agencies (as necessary) for approval (the “Non Con Approvals”). Investor shall execute and deliver customary certifications (but limited to Investor and its affiliates) to enable BCSP’s counsel to issue such non-consolidation opinions (or updates) and shall otherwise cooperate in good faith with BCSP and its counsel in seeking the Non Con Approvals. Receipt of the Non Con Approvals shall be conditions precedent to BCSP’s and Investor’s obligations to close hereunder.

ARTICLE 3

TITLE AND SURVEY.

3.1. State of Title to the Land and the Improvements. At Closing, Owner shall hold good and marketable fee simple title to the Land and the Improvements free from all liens, encumbrances, encroachments and other exceptions to title except (i) those shown on the PTR or the Survey (as such terms are defined in Section 3.2 below) and not required to be cured by BCSP in accordance with this Article 3, (ii) the Leases, the Licenses and the REA, (iii) the Existing Loan and the Loan Documents, (iv) matters caused by Investor or the activities of Investor or its agents, employees, consultants, contractors and representatives on the Property, (v) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Property, including any so-called payments in lieu of taxes, in each case which are a lien but not yet due and payable, subject to proration in accordance with Article 8 below, and (vi) applicable zoning and building ordinances and land use regulations and any and all other present and future laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Property (collectively, the “Permitted Exceptions”). Notwithstanding the foregoing, Purchase hereby disapproves, and, subject to the satisfaction of the condition set forth in Section 7.2.5 below, BCSP and/or Owner shall, at its sole cost and expense, on or before the Closing Date, cause (a) all liens secured by deeds of trust securing loans made to BCSP and/or Owner (other than with regard to any such liens/deeds of trust securing the Mortgage Loan), judgment liens against BCSP and/or Owner, and delinquent taxes to be released, and (b) all mechanics’ liens relating to work authorized by BCSP and/or Owner to be released or bonded over (“Removal Items”).

3.2. PTR and Survey. BCSP has provided to Investor a preliminary title report dated November 3, 2010 (the “PTR”) for an ALTA extended coverage Owner’s Policy of Title Insurance from Chicago Title Insurance Company (the “Title Company”), covering the Land, together with copies of all instruments reflected as exceptions set forth therein, as well as a copy of existing ALTA survey of the Land prepared by Martin M. Ron Associates, dated May 11, 2006 and last revised June 15, 2006 (the “Existing Survey”). Prior to the Effective Date, Investor had the option to obtain an update of the Existing Survey or Investor’s own current ALTA Survey of the Property (the “Updated Survey”; either of the Existing Survey or the Updated Survey is referred to herein as the “Survey”). By letter dated December 3, 2010, Investor notified BCSP in writing of any title exceptions, exclusions from coverage or other matters identified in the PTR, the Survey, or any updates thereto which Investor disapproved, other than any of the Permitted Exceptions (to which Investor had, and shall have, no right to object) (the “Title Objections”). By letter dated December 9, 2010, BCSP notified Investor in writing of BCSP election not to attempt to cure such Title Objection(s).

ARTICLE 4

INVESTOR’S DUE DILIGENCE AND ACKNOWLEDGMENT.

4.1. Investor’s Due Diligence. BCSP has made available (at reasonable times and places or by providing Investor access to an online database) for Investor’s review BCSP’s books and records relating to the Property, including, without limitation, maintenance records, CAM reconciliations (including reasonable supporting documentation which is necessary to establish/verify base year calculations for base years occurring during BCSP and/or Owner’s period of ownership or which is otherwise readily available to BCSP and/or Owner) for the last two (2) calendar years, detailed general ledgers, environmental reports, records of income, taxes (including property tax bills for the last two (2) fiscal tax years and the property tax bill for the current year) and expenses, including, without limitation, operating statements relating to the operation of the Property for three (3) years preceding the Closing, any plans and specifications for the Property, Leases, Licenses, tenant files, Contracts, records of repairs and capital improvements, and other general accounting materials reasonably requested by Investor, in all cases to the extent in BCSP and/or Owner’s possession or control, but expressly excluding all documents and materials of a proprietary nature, such as internal valuation analysis, projections, software, marketing materials, and materials constituting the work product of BCSP or its agents and attorneys (collectively, the “Property Information”).

4.1.1. Access. BCSP has, upon reasonable notice and at reasonable times, made the Property available to Investor and its agents, employees, consultants and representatives for such inspections and tests as Investor deemed appropriate, at Investor’s sole cost and expense.

4.1.2. Indemnity. Investor hereby agrees to indemnify, defend, and hold harmless BCSP, Owner and their respective partners, members, affiliates, property manager, and their respective officers, directors, agents, employees, and representatives (collectively, the “Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of action, assessments, losses, costs, expenses, liabilities, interest and penalties, and reasonable attorneys’ fees suffered, incurred, or sustained by any of the Indemnified Parties to the extent caused by the entry on the Property by Investor or its agents, employees, consultants or representatives or by Investor’s investigations of the Property (“Claims”). Investor will promptly repair all damage to the Property to the extent arising from Investor’s inspections or tests, including any damage to the extent caused by Investor or its agents, employees, consultants or representatives in the conduct of the review, and shall promptly restore the Property substantially to its condition before such inspections and tests. Notwithstanding anything set forth herein to the contrary, the indemnification and restoration obligations of Investor in this Section 4.1.2 shall survive Closing or the earlier termination, for any reason, of this Agreement. Upon BCSP’s request, Investor shall provide to BCSP prior to its or its agents’, employees’, consultants’ or representatives’ entry on the Property certificates of liability insurance insuring Investor and BCSP in an amount not less than Two Million Dollars ($2,000,000.00).

4.1.3. Investor Acknowledgement. Investor acknowledges that it has had the opportunity to perform a feasibility study of the Property, including, but not limited to, review and approval of the physical and environmental characteristics and condition of the Property and performance of marketing and feasibility studies, structural and engineering investigations, auditing of books and records of the Property and Owner, and financial analyses.

4.2. As Is, Where Is.

4.2.1. Express Representations. Except as provided in the express representations and warranties of BCSP set forth in Section 5.1 of this Agreement and except as may be expressly set forth in the documents executed and delivered by BCSP at Closing (collectively, the “Express Representations”), and subject to the limitations of time and money set forth in Article 5 and Article 10 herein, BCSP does not, by the execution and delivery of this Agreement, and BCSP shall not, by the execution and delivery of any document or instrument executed and delivered in connection with Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such representations and warranties are hereby disclaimed.

4.2.2. Disclaimed Matters. Without limiting the generality of the foregoing, other than the Express Representations, BCSP makes, and shall make, no express or implied warranty as to matters of zoning, acreage, building square footage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property (collectively, the “Disclaimed Matters”).

4.2.3. No person acting on behalf of BCSP is authorized to make, and by execution hereof, Investor acknowledges that no person has made, any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status of the Property except for the Express Representations. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of BCSP other than the Express Representations will be valid or binding on BCSP.

INVESTOR ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, BCSP HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (I) VALUE; (II) THE INCOME TO BE DERIVED FROM THE PROPERTY; (III) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH MAY BE CONDUCTED THEREON, INCLUDING, WITHOUT LIMITATION, THE POSSIBILITIES, IF ANY, FOR FUTURE DEVELOPMENT OF THE PROPERTY; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (VI) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE INDOOR AND OUTDOOR ENVIRONMENT AIR QUALITY, WATER, SOIL AND GEOLOGY; (VII) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (IX) COMPLIANCE WITH ANY FEDERAL, STATE, AND LOCAL ENVIRONMENTAL PROTECTION, POLLUTION, HEALTH AND SAFETY OR LAND USE LAWS, RULES, REGULATIONS, ORDINANCES, ORDERS, REQUIREMENTS OR COMMON LAW, INCLUDING, WITHOUT LIMITATION, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED, THE FEDERAL WATER POLLUTION CONTROL ACT, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT, AS AMENDED, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SAFE DRINKING WATER ACT, AS AMENDED, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AS AMENDED, THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970, AS AMENDED, THE TOXIC SUBSTANCE CONTROL ACT, AS AMENDED, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING AND ANALOGOUS STATE STATUTES AND REGULATIONS; (X) THE PRESENCE OR ABSENCE OF HAZARDOUS OR TOXIC MATERIALS, SUBSTANCES OR WASTE AT, ON, UNDER, OR ADJACENT TO THE PROPERTY (SUBSECTIONS IX AND X HEREIN COLLECTIVELY REFERRED TO AS, “ENVIRONMENTAL MATTERS”); (XI) THE CONTENT, COMPLETENESS OR ACCURACY OF THE PROPERTY INFORMATION, THE PTR OR THE SURVEY; (XII) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO INVESTOR; (XIII) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIV) DEFICIENCY OF ANY UNDERSHORING, (XV) DEFICIENCY OF ANY DRAINAGE; (XVI) THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE; (XVII) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY; OR (XVIII) ANY OTHER MATTER. INVESTOR FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PROPERTY, INVESTOR IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY BCSP, EXCEPT AS EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. INVESTOR FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO INVESTOR OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF BCSP WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT BCSP HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. INVESTOR HEREBY ACKNOWLEDGES AND AGREES THAT INVESTOR SHALL NOT BE ENTITLED TO RELY ON ANY REPORTS OR OTHER PROPERTY INFORMATION SUPPLIED BY BCSP TO INVESTOR, EXCEPT AS SET FORTH IN THE EXPRESS REPRESENTATIONS INVESTOR AGREES TO FULLY AND IRREVOCABLY RELEASE BCSP FROM ANY AND ALL CLAIMS THAT INVESTOR MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST BCSP FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM SUCH INFORMATION OR DOCUMENTATION, EXCEPT TO THE EXTENT ARISING OUT OF A BREACH BY BCSP OF A REPRESENTATION OR WARRANTY (SUBJECT TO THE LIMITATIONS OF TIME AND MONEY SET FORTH IN SECTIONS 5.5 AND 10.2 HEREIN) MADE IN THE EXPRESS REPRESENTATIONS. BCSP IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON TO THE EXTENT NOT EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. INVESTOR FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS AND DEFECTS, AND THAT BCSP HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN. INVESTOR REPRESENTS, WARRANTS, AND COVENANTS TO BCSP, WHICH REPRESENTATION, WARRANTY, AND COVENANT TO BCSP SHALL SURVIVE THE CLOSING, THAT, EXCEPT FOR BCSP’S EXPRESS REPRESENTATIONS, INVESTOR IS RELYING SOLELY UPON INVESTOR’S OWN INVESTIGATION OF THE PROPERTY.

INVESTOR FURTHER ACKNOWLEDGES THAT “NATURAL HAZARDS” DESCRIBED IN THE FOLLOWING CALIFORNIA CODE SECTIONS MAY AFFECT THE PROPERTY: GOVERNMENT CODE SECTIONS 8589.4 AND 8589.3; GOVERNMENT CODE SECTIONS 51183.4 AND 51183.5 (FIRE HAZARD SEVERITY ZONE); PUBLIC RESOURCE CODE SECTION 2621.9 (EARTHQUAKE FAULT ZONE); PUBLIC RESOURCE CODE SECTION 2694 (SEISMIC HAZARD ZONE); AND PUBLIC RESOURCE CODE SECTION 4136 (WILDLAND AREA). INVESTOR ACKNOWLEDGES AND AGREES THAT INVESTOR HAS HAD THE OPPORTUNITY TO INDEPENDENTLY EVALUATE AND INVESTIGATE WHETHER ANY OR ALL OF SUCH NATURAL HAZARDS AFFECT THE PROPERTY AND BCSP SHALL HAVE NO LIABILITIES OR OBLIGATIONS WITH RESPECT THERETO. WITHOUT LIMITING THE FOREGOING, INVESTOR ACKNOWLEDGES AND AGREES THAT INVESTOR KNOWINGLY AND INTENTIONALLY WAIVES ANY DISCLOSURES, OBLIGATIONS OR REQUIREMENTS OF BCSP WITH RESPECT TO NATURAL HAZARDS, INCLUDING, WITHOUT LIMITATION, ANY DISCLOSURE OBLIGATIONS OR REQUIREMENTS UNDER THE AFOREMENTIONED CODE SECTIONS OR UNDER CALIFORNIA CIVIL CODE SECTION 1102. INVESTOR REPRESENTS THAT INVESTOR HAS EXPERIENCE ACQUIRING AND CONDUCTING DUE DILIGENCE AND THAT THIS WAIVER HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THE BARGAIN BETWEEN THE PARTIES. NOTWITHSTANDING ANY TERM OR PROVISION OF THIS PARAGRAPH TO THE CONTRARY, AND WITHOUT LIMITATION OF ANY WAIVER CONTAINED IN THIS PARAGRAPH OR OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT, INVESTOR HEREBY ACKNOWLEDGES RECEIPT OF THAT CERTAIN JCP PROPERTY DISCLOSURE REPORT FROM BCSP WITH RESPECT TO THE PROPERTY.

IN CONNECTION WITH THE RELEASE AND WAIVER SET FORTH IN THIS SECTION 4.2, INVESTOR ACKNOWLEDGES THAT INVESTOR IS AWARE OF THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH READS AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

INVESTOR HEREBY WAIVES THE PROVISIONS OF SUCH SECTION 1542 OF THE CALIFORNIA CIVIL CODE AND THE PROVISIONS OF ANY SIMILAR LAWS. INVESTOR REALIZES, AGREES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO INVESTOR MAY HAVE GIVEN OR HEREAFTER GIVE RISE TO CLAIMS WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND THE RELEASE PROVIDED HEREUNDER HAS BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION. THIS SECTION 4.2 SHALL SURVIVE THE CLOSING.

IN ACCORDANCE WITH CALIFORNIA HEALTH AND SAFETY CODE SECTION 25359.7, INVESTOR FURTHER ACKNOWLEDGES THAT BCSP HAS INFORMED INVESTOR THAT THERE MAY BE HAZARDOUS MATERIALS LOCATED ON THE PROPERTY, AND THAT INVESTOR IS ADVISED TO FULLY INVESTIGATE THE EXISTENCE OF ANY HAZARDOUS MATERIALS AT THE PROPERTY.

BY INITIALING BELOW, INVESTOR ACKNOWLEDGES THAT (i) THIS SECTION 4.2 HAS BEEN READ AND FULLY UNDERSTOOD, (ii) INVESTOR HAS HAD THE OPPORTUNITY TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE, AND (iii) INVESTOR HAS ACCEPTED AND AGREED TO THE TERMS SET FORTH IN THIS SECTION 4.2.

                         ML

INVESTOR’S INITIALS

4.2.4. Waiver. Without in any way limiting any provision of this Section 4.2, Investor specifically acknowledges and agrees that, except with respect to the Express Representations and the obligations of BCSP set forth in Section 6.1 of this Agreement, Investor hereby waives, releases and discharges any claim it has, might have had, or may have against BCSP with respect to (a) the Disclaimed Matters, (b) subject to Article 9 of this Agreement, the condition of the Property as of the Closing Date, (c) the past, present or future condition or compliance of the Property with regard to any federal, state or local law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property, including without limitation those pertaining to Environmental Matters, or (d) any other state of facts that exists with respect to the Property or any of the Property Information.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES.

5.1. BCSP’s Representations and Warranties. As a material inducement for Investor to enter into this Agreement, BCSP represents to Investor, as of the Effective Date, as follows:

5.1.1. Organization. Each of BCSP, Equity LLC and Owner is duly formed and validly existing under the laws of the jurisdiction of its organization. Schedule 5.1.1 identifies each document pursuant to which Owner is organized and governed (collectively, the “Organizational Documents”). As of the Effective Date, the Organizational Documents of Owner and Equity LLC are in full force and effect, and correct and complete copies of all of the Organizational Documents of Owner and Equity LLC have been delivered to Investor. The Organizational Documents of Owner and Equity LLC are in full force and effect and are the sole agreements governing the formation, ownership and operation of Owner and Equity LLC, respectively.

5.1.2. Authority/Consent. BCSP possesses all requisite power, authority and consents (subject to the Non Con Approvals), and has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will, by Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated by this Agreement.

5.1.3. Litigation. Except as may be disclosed on Schedule 5.1.3 attached hereto, and except for any claims (such as slip and fall and similar claims) and resulting litigation that are covered by Owner’s and BCSP’s insurance and also disclosed on such Schedule 5.1.3, to BCSP’s knowledge, no action, suit or other proceeding (including, but not limited to, any condemnation action) or unsatisfied order or judgment is pending or has been threatened in writing that concerns or involves the Property, Owner or BCSP which would, if determined adversely to Owner or BCSP, materially and adversely affect the use or value of the Property or affect BCSP’s ability to fulfill its obligations under this Agreement.

5.1.4. Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to BCSP’s knowledge, has been threatened in writing, against BCSP or Owner.

5.1.5. Contracts. To BCSP’s knowledge, except for the Contracts referenced on Schedule 1.6 (and the Leases, Licenses and Loan Documents), there are no material contracts or agreements to which any Owner is bound relating any matter, including but not limited to, construction, architectural services, parking, maintenance or other supplies or services, management, leasing or brokerage services, or any equipment leases that are currently in effect and will be in effect after Closing.

5.1.6. Employees. Owner has no employees.

5.1.7. Leases. Except for the Leases and Licenses, and all amendments thereto, referenced on Schedule 1.4, and the leases, licenses, or other occupancy agreements which may be entered into by Owner pursuant to Section 6.1.1 hereof, there are no leases, rental agreements, license agreements or other occupancy agreements currently in effect which will affect the Property after Closing.

5.1.7.1. To BCSP’s knowledge, each Lease and each License is in full force and effect and, except as disclosed on Schedule 5.1.7, Owner has not sent any written notice to any tenant asserting that such tenant is in material default or breach under any Lease which default or breach remains uncured as of the date hereof.

5.1.7.2. BCSP has provided or will provide Investor with complete copies of all Leases and Licenses, including all amendments thereto in BCSP’s or Owner’s possession.

5.1.7.3. Except as may be described in Schedule 8.5.8(i) attached hereto, all tenant improvement allowances currently due and payable by Owner as landlord or licensee under or in connection with the current terms of the Leases and Licenses have been paid in full.

5.1.7.4. Attached hereto as Schedule 1.5 is a true and complete list of security deposits currently held by Owner, as landlord or licensor, under the Leases and Licenses.

5.1.8. Commissions. To BCSP’s knowledge, all brokerage and leasing commissions currently due and payable by Owner with respect to the current terms of the Leases and Licenses have been paid in full, other than those specified in Schedule 8.5.3(ii).

5.1.9. Violations of Law. Except as set forth on Schedule 5.1.9, neither BCSP nor Owner has received written notice from any governmental authority of any material violation of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon), or otherwise involving Owner, which violation remains unresolved and which violation would materially and adversely affect the Property or the operation thereof, or the financial position of any such entity.

5.1.10. Environmental Reports. To BCSP’s knowledge, complete copies of all environmental/hazardous waste studies and reports relating to the Property which are in BCSP’s or Owner’s possession (collectively, the “Environmental Reports”) have been furnished to Investor, a list of which is attached hereto as Schedule 5.1.10.

5.1.11. Foreign Person. BCSP is not a “foreign person,” “foreign trust” or “foreign corporation” (as those terms are defined in the Internal Revenue Code of 1986, as amended, and related Income Tax Regulations).

5.1.12. No Conflicts. The execution and delivery of this Agreement by BCSP and the consummation by BCSP of the transactions contemplated hereby will not: (i) violate any law, judgment, order, injunction, or decree to which BCSP, Owner, or the Property are subject, or (ii) subject to obtaining the Non Con Approvals, conflict with, result in a breach of, or constitute a default under the organizational documents of BCSP or Owner or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which BCSP or Owner is a party or by which BCSP, Owner or the Property is bound.

5.1.13. OFAC. Neither BCSP nor, to BCSP’s knowledge, any of its equity owners nor their respective officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”), (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

5.1.14. Loan Documents. Attached as Schedule 2.2 is a list of all of the Loan Documents. True and complete copies of the Loan Documents set forth on Schedule 2.2 have been made available to Investor and, except as set forth on Schedule 2.2, the Loan Documents have not been amended. The outstanding principal balance of the Mortgage Loan is $106,000,000.00. Neither BCSP nor Owner has received any written notice from Lender that an Event of Default (as defined in the Loan Documents) exists under the Loan Documents. To BCSP’s knowledge, Owner is not in default under the Loan Documents, and to BCSP’s knowledge, no event has occurred and no condition exists which, with the passage of time, the giving of notice, or both, would constitute an Event of Default under the Loan Documents.

5.1.15. Entity Representations.

5.1.15.1. Prior to the completion of the transactions set forth in Section 2.1 above:

5.1.15.1.1. BCSP is the sole member of Owner.

5.1.15.1.2. The only asset of Owner is its interest in the Property and any ancillary or incidental assets arising out of or pertaining to the ownership, operation and/or development of the Property.

5.1.15.1.3. The interest of BCSP in Owner is owned by BCSP free and clear of all liens, encumbrances, claims and rights of others.

5.1.16. Tax Matters.

5.1.16.1. At all times, Owner has been classified as a “disregarded entity” for federal, state, local and, as applicable, foreign tax purposes.

5.1.16.2. No deficiency for any amount of tax has been asserted or assessed by a taxing authority in writing relating to the business, operations and assets of Owner and BCSP has no knowledge that any such assessment or assertion of tax liability is threatened.

5.1.16.3. No audits or investigations by any taxing authority with respect to the business, operations and assets of Owner are currently pending or, to BCSP’s knowledge, threatened.

5.2. Investor’s Representations and Warranties. As a material inducement for BCSP to enter into this Agreement, Investor represents to BCSP, as of the Effective Date, as follows:

5.2.1. Organization. Investor is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and, as of the Closing Date, will be qualified to transact business in the jurisdiction where the Property is located.

5.2.2. Authority/Consent. Investor possesses all requisite power, authority and consents, and has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will, by Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated in this Agreement.

5.2.3. OFAC. Neither Investor nor any of its equity owners, nor to Investor’s knowledge any of their respective officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

5.2.4. No Conflicts. The execution and delivery of this Agreement by Investor and the consummation by Investor of the transactions contemplated hereby will not: (i) violate any law, judgment, order, injunction, or decree to which Investor is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Investor or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Investor is a party or by which Investor is bound.

5.2.5. Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Investor’s knowledge, has been threatened in writing, against Investor.

5.3. Knowledge. For purposes of this Agreement, the phrase “to BCSP’s knowledge” means the best knowledge, after due inquiry, of McClure Kelly. There shall be no personal liability on the part of McClure Kelly arising out of any representations or warranties made herein or otherwise. To the extent a Tenant Estoppel (defined in Section 6.5 below) is provided to Investor which sets forth information with respect to any item as to which BCSP has made a representation or warranty, then BCSP’s representations and warranties with respect to such information will thereafter be null and void and of no further force and effect and Investor shall rely on the information in such Tenant Estoppel.

5.4. Subsequent Changes. If BCSP and/or Owner becomes aware of any fact or circumstance which would materially and adversely change one of its Express Representations set forth in Section 5.1 above, then BCSP and/or Owner shall give notice of such changed fact or circumstance to Investor. If Investor has or obtains knowledge of any fact which would materially and adversely change any of the Express Representations contained herein or would otherwise constitute a breach thereof by BCSP and/or Owner, and provided that such fact was not included in the Property Information prior to the Effective Date and Investor did not know, or was not deemed to know, such fact prior to the Effective Date, Investor, as its sole remedy, shall have the option of (i) waiving the breach of warranty or change, and proceeding with the Close of Escrow, or (ii) terminating this Agreement, in which event the Deposit and any other funds deposited by Buyer into the Escrow and all interest earned thereon shall be returned to Investor. Any such election shall be made by Investor not later than the earlier to occur of (i) five (5) business days from Investor becoming aware of such fact, or (ii) the Closing Date. If Investor does not so elect to terminate this Agreement pursuant to this Section 5.4, then Investor shall be deemed to have elected to waive its rights to terminate this Agreement pursuant to this Section 5.4, elected to acquire the Property on the terms set forth in this Agreement, and waived all remedies at law or in equity with respect to any representations or warranties resulting from the facts or circumstances disclosed by BCSP and/or Owner in its notice to Investor. For purposes of this Agreement, the “ knowledge” or “actual knowledge” of Investor shall mean the receipt by Alex Vouvalides or Christopher Barton of a written document containing such fact or circumstance and any information or materials included in the Property Information. In no event shall the Closing be extended beyond the Outside Closing Date for any reason without the express written agreement of BCSP, in BCSP’s sole and absolute discretion.

5.5. Survival. All of the representations and warranties set forth in this Article 5 shall survive the Closing for a period of six (6) months (“Survival Period”), subject to the provisions of Article 10 of this Agreement. Investor shall provide BCSP with written notice (a “Notice of Breach”) of any alleged breach or failure of any representation or warranty made by BCSP and specifying the nature thereof within five (5) Business Days after Investor’s discovery of such alleged breach or failure. Investor shall commence any action, suit, or proceeding with respect to any breach or failure that is the subject of the Notice of Breach, if at all, on or before the date that is thirty (30) days after the expiration of the Survival Period (the “Suit Deadline”). BCSP acknowledges and agrees that the resolution of such action, suit, or proceeding may not occur until after the expiration of the Survival Period and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a representation or warranty of which BCSP receives a Notice of Breach before the expiration of the Survival Period, provided Investor files an action, suit or proceeding with respect thereto prior to the Suit Deadline. Notwithstanding the foregoing to the contrary, BCSP shall have no liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if, and to the extent that, such inaccuracy is disclosed to Investor pursuant to Section 5.4 above or otherwise included in the Property Information at the time of the Closing, and Investor elects, nevertheless, to consummate the transaction contemplated hereby.

ARTICLE 6

COVENANTS OF BCSP PRIOR TO CLOSING.

6.1. Operation of Property. From the Effective Date until the Closing, BCSP shall cause Owner to operate the Property in accordance with the terms of this Section 6.1.

6.1.1. From the Effective Date until the Closing, Owner shall continue to operate, maintain and repair the Property in the ordinary course of business and to the standard that Owner has operated the Property to date, but shall not take any of the following actions without the prior written consent of Investor, which consent shall not be unreasonably withheld, delayed or conditioned and which consent shall be deemed granted in the event that Investor fails to respond to a written request for its consent within three (3) Business Days: (a) make or permit to be made any material alterations to or upon the Property (provided, however, Investor’s consent shall not be required for repairs or other work of an emergency nature, as required by law, or under any Lease, provided that Owner shall notify Investor of such work as soon as practicable), (b) enter into any contracts for the provision of services and/or supplies to the Property which are not terminable without premium or penalty by Investor upon no more than thirty (30) days’ prior written notice, or amend or modify any of the Contracts in any material respect, unless such Contract, as amended, may be terminated without premium or penalty by Investor upon no more than thirty (30) days’ prior written notice, provided that, notwithstanding the foregoing, Owner shall promptly provide Investor with written notice if Owner enters into any service contract relating to the Property, regardless of whether Investor’s consent is required pursuant to this sub-clause (b), (c) enter into any leases, licenses, or other occupancy agreements with respect to the Property or any part thereof, or extend (except pursuant to a provision of the existing Lease or License), expand, terminate or cancel (except in the event of a material tenant default), or otherwise amend (except pursuant to a unilateral right of the tenant under an existing Lease or License, provided that Owner shall promptly provide Investor with written notice of such exercise) any of the Leases or Licenses, (d) remove or permit the removal from the Property of any fixtures, mechanical equipment, or any other item included in the Property except when replaced with items of equal or greater quality and value by Owner prior to Closing, and except for the use and consumption at the Property of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in each case in the ordinary course of business, (e) subject to Section 6.6 below, settle, compromise, withdraw or terminate any real estate tax appeal or proceeding affecting the Property other than any relating solely to periods prior to tax year 2010, or (f) grant any easements or title encumbrances that will affect the Property after the Closing Date.

6.1.2. Notwithstanding the foregoing, Owner shall have no obligation to make or perform any capital repairs or replacements unless required to do so to meet its obligations as landlord under the Leases or by applicable law.

6.2. Notices. Promptly after receipt, Owner shall provide Investor with true and complete copies of any written notices that BCSP receives from any governmental authority with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property or any portion thereof; or (iii) any material violation of any environmental law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Owner shall deliver or cause to be delivered to Investor, promptly upon the giving or receipt thereof by BCSP, true and complete copies of any written notices of default given (subject to the terms of Section 6.1.1, above) or received by Owner under any of the Leases or Licenses.

6.3. Litigation. BCSP will advise Investor promptly of any litigation, arbitration proceeding or administrative hearing which is instituted after the Effective Date and which concerns or affects Owner or the Property, other than any such matters (such as slip and fall and similar claims and resulting litigation) that are covered by Owner’s insurance.

6.4. Insurance. Prior to Closing, BCSP will cause Owner to maintain the existing insurance coverage with respect to the Property.

6.5. Tenant Estoppels. BCSP shall cause Owner to request from each of the tenants under a Lease an estoppel certificate in substantially the form of Exhibit C-1 attached hereto, provided, however, (i) if such tenant’s Lease attaches or prescribes a form of, or content of, an estoppel certificate, and such tenant refuses to execute the estoppel certificate in the form submitted by Owner, then such tenant may deliver an estoppel certificate conforming to such tenant’s Lease and, with respect to the Lease with the State of California, the tenant may deliver a statement of lease or other estoppel certificate in the form customarily given by the State of California.

6.6. Tax Reduction Proceedings. BCSP may cause Owner to file and/or prosecute an application for the reduction of the assessed valuation of the Property or any portion thereof for real estate taxes or a refund of real estate taxes previously paid (a “Tax Certiorari Proceeding”) to the City of San Francisco for fiscal year 2010 and any prior fiscal year. BCSP shall have the right to withdraw, settle or otherwise compromise Tax Certiorari Proceedings affecting real estate taxes assessed against the Property (i) for any fiscal period prior to the fiscal year in which the Closing shall occur without the prior consent of Investor, and (ii) for the fiscal year in which the Closing shall occur or any fiscal year thereafter, provided Investor shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed and which consent shall be deemed granted in the event that Investor fails to respond to a written request for its consent within three (3) Business Days. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to any portion of the Property for the tax year in which the Apportionment Time (as defined below) occurs shall be apportioned between BCSP and Investor as of the Apportionment Time with a prior allocation of the portion thereof which must be returned to tenants pursuant to the terms of the Leases; BCSP hereby agreeing to be responsible for the return of such refund to such tenants for the period up to and including the Apportionment Time and Investor having such obligation for the return of such refunds attributable to the period from and after the Closing Date. If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Property for the tax year in which the Apportionment Time occurs, then (x) within thirty (30) days after receipt by BCSP or Investor, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between BCSP and Investor, and (y) upon realization by Investor of a tax savings on account of such credit, Investor shall pay to BCSP an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the fiscal year in which the Closing shall occur shall belong solely to BCSP (and Investor shall have no interest therein) and, if the same shall be paid to Investor or anyone acting on behalf of Investor, same shall be paid to BCSP within five (5) days following receipt thereof. The provisions of this Section 6.6 shall survive the Closing.

ARTICLE 7

CONDITIONS PRECEDENT TO CLOSING.

7.1. Conditions Precedent to Investor’s Obligation to Close. Investor’s obligation to consummate the Closing is subject to satisfaction on or before the Closing Date of the following conditions, any of which may be waived in writing by Investor in Investor’s sole and absolute subjective discretion:

7.1.1. Title. A final examination of the title to the Land by the Title Company shall disclose no title exceptions except for the Permitted Exceptions and other matters approved or deemed approved by Investor in accordance with this Agreement, and Title Company shall be irrevocably committed to issue a date-down endorsement and non-imputation endorsement to Owner’s ALTA extended coverage owner’s policy of title insurance (“Title Policy”) (provided that Investor shall be responsible for the premium related to such extended coverage as set forth in herein) insuring title to the Property in the amount of One Hundred Eighty Five Million and 00/100 Dollars ($185,000,000.00), subject only to the Permitted Exceptions and such other matters so approved or deemed approved by Investor.

7.1.2. Delivery of Closing Documents. BCSP shall have delivered each of the Closing Documents required to be delivered under Section 8.2.1 of this Agreement or described elsewhere in this Agreement as a Closing delivery.

7.1.3. Covenants, Representations and Warranties. BCSP shall not be in material breach of any of covenants, representations and warranties it has made in this Agreement. All representations and warranties of BCSP set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

7.1.4. Non Con Approvals. The Non Con Approvals shall have been obtained.

7.1.5. Tenant Estoppels. BCSP shall have obtained and delivered to Investor executed Tenant Estoppels from tenants comprising at least eighty percent (80%) of the leased area of the Building (the “Required Estoppel Percentage”) including a Tenant Estoppel from (a) National Union Fire Insurance Company of Pittsburgh, PA (the “AIG Lease”), (b) Pacific Bell Directory (the “AT&T Lease”), (c) the State of California (the “California Lease”), and (d) Deem Sum International, Inc. (collectively, the “Required Tenant Estoppels”). If necessary to achieve the Required Estoppel Percentage for the Building, BCSP, at its option, may deliver to Investor a representation letter substantially in the form of Exhibit C-2 (each, a “Seller Estoppel”) for the AIG Lease and the California Lease. BCSP’s liability under each Seller Estoppel shall expire and be of no further force or effect on the earlier of: (A) April 29, 2012, or (B) the date that Investor receives a Tenant Estoppel from the applicable tenant. In addition, BCSP’s liability under any Seller Estoppel shall be subject to the limitations Section 10.2 hereof. Investor shall not unreasonably withhold approval of any executed Tenant Estoppels so long as the same (i) do not indicate any material defaults under the applicable Lease, (ii) do not indicate any material inconsistencies with respect to the facts or information set forth in the applicable Lease, except to the extent the same have been disclosed by any of the BCSP’s representations and warranties under this Agreement, and/or (iii) in the event a tenant modifies the applicable Tenant Estoppel, so long as the information included in such modified Tenant Estoppel is not inconsistent with the information included the estoppel form completed for such tenant pursuant to the above provisions of this section.

7.1.6. REA Estoppel. BCSP shall have obtained and delivered to Investor an executed estoppel certificate (the “REA Estoppel”) from CP III Rincon Towers, Inc., as successor-in-interest to Rincon Realty under the REA (the “Residential Owner”), certifying that to the best of the Residential Owner’s knowledge (i) the Owner is not in default in the performance of any of Owner’s obligations under the REA, (ii) all charges, fees and assessments currently due and payable from the Owner to the Residential Owner under the REA, if any, have been paid, (iii) there are no outstanding charges, fees or assessments due and payable from the Commercial Owner to the Residential Owner under the REA, and (iv) the Residential Owner has no knowledge, without any duty of investigation or inquiry, of any improvements or work that do not comply with the provisions of the REA. If BCSP is unable to obtain the REA Estoppel, BCSP, at its option, may deliver to Investor a representation letter items (i) through (iv) above (a “Seller REA Estoppel”) in lieu of the REA Estoppel in order to satisfy this condition. BCSP’s liability under the Seller REA Estoppel shall expire and be of no further force or effect on the earlier to occur of: (A) April 29, 2012, or (b) the date that Investor receives the REA Estoppel from the Residential Owner.

7.1.7. Other Conditions. Any conditions to Investor’s obligation to close set forth elsewhere in this Agreement.

7.2. Covenants, Representations and Warranties. BCSP and/or Owner shall not be in material breach of any of covenants, representations and warranties it has made in this Agreement. In addition, there shall not exist any facts or circumstances that would make any of BCSP and/or Owner’s Express Representations untrue in any material respect as of the Closing Date. Notwithstanding the foregoing, if a change in circumstances occurs after the Effective Date which is not otherwise a breach or default by BCSP and/or Owner under the terms of this Agreement (by way of example only, BCSP and/or Owner enters into a new Lease in accordance with the terms of Section 6.1.1, above) and such change of circumstances requires a representation and warranty made by the BCSP and/or Owner to be modified in order for such representation and warranty to be accurate as of Closing, then the representation and warranty shall be deemed remade as so modified, and BCSP and/or Owner shall not be in breach of or in default under this Agreement by virtue of such change in circumstances or modification.

7.3. Conditions Precedent to BCSP’s Obligation to Close. BCSP’s obligation to consummate the Closing is subject to satisfaction, on or before the Closing Date of the following conditions, any of which may be waived in writing by BCSP, in BCSP’s sole and absolute subjective discretion:

7.3.1. Covenants. Investor shall have performed and observed, in all material respects, all covenants of Investor under this Agreement.

7.3.2. Representations and Warranties. All representations and warranties of Investor set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

7.3.3. Delivery of Closing Documents and Payment of Purchase Price. Investor shall have delivered each of the Closing Documents required to be delivered under Section 8.3.1 of this Agreement, shall have paid into escrow the balance due of the Purchase Price, and Escrow Agent shall be prepared to make the disbursements pursuant to the Settlement Statement, including the disbursement of the balance of the Purchase Price to BCSP.

7.3.4. Non Con Approvals. The Non Con Approvals shall have been obtained.

7.4. Failure of a Condition.

7.4.1. If any condition precedent to Investor’s obligation to close the transactions contemplated by this Agreement, as set forth in Section 7.1 of this Agreement, has not been satisfied on or before the Closing Date, then Investor shall give notice to BCSP of the condition or conditions that Investor asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice (with the Closing Date automatically being extended to accommodate such ten (10) Business Day period, but in no event beyond the Outside Closing Date without BCSP’s approval)), then Investor may terminate this Agreement by written notice to BCSP and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Investor. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Investor’s obligation to close, as set forth in Section 7.1 of this Agreement, are not satisfied within the ten (10) Business Day period specified above and the same, in BCSP’s reasonable judgment, are reasonably susceptible of being cured, BCSP or Investor, as the case may be, shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to forty-five (45) additional days, by giving written notice thereof to Investor or BCSP, as applicable, and Escrow Agent within the initial ten (10) Business Day period referenced above. Investor shall have the right to waive the unsatisfied condition or conditions by written notice to BCSP and Escrow Agent given within five (5) Business Days after expiration of the applicable satisfaction period without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) Business Days after BCSP’s receipt of Investor’s waiver notice. If the Closing Date is extended pursuant to this paragraph, then the Closing Date shall be the date that is the earlier to occur of five (5) Business Days after (a) the date that the unsatisfied condition has been satisfied, or (b) BCSP’s receipt of Investor’s waiver notice. It is understood and agreed that the failure of any condition set forth in Section 7.1 hereof that is not reasonably susceptible of being cured within the time allotted shall not constitute a default, breach of a covenant, or other failure to perform by BCSP hereunder unless such failed condition was caused by BCSP’s willful and intentional actions in violation of its covenants set forth in Section 6.1.1 hereof.

7.4.2. If any condition precedent to BCSP’s obligation to close the transactions contemplated by this Agreement, as set forth in Section 7.2 of this Agreement, has not been satisfied on or before the Closing Date, then BCSP shall give notice to Investor of the condition or conditions that BCSP asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice (with the Closing Date automatically being extended to accommodate such ten (10) Business Day period, but in no event beyond the Outside Closing Date without BCSP’s approval), then BCSP may terminate this Agreement by written notice to Investor and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Investor (unless the applicable conditions are not satisfied due to a default by Investor under this Agreement, in which case the Deposit shall be paid to BCSP). Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to BCSP’s obligation to close, as set forth in Section 7.2 of this Agreement, are not satisfied within the ten (10) Business Day period specified above and the same, in BCSP’s reasonable judgment, are reasonably susceptible of being cured, BCSP may be shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to forty-five (45) additional days, by giving written notice thereof to Investor, and Escrow Agent within the initial ten (10) Business Day period referenced above. BCSP shall have the right to waive the unsatisfied condition or conditions by written notice to Investor and Escrow Agent given within five (5) Business Days after expiration of the applicable satisfaction period without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) Business Days after Investor’s receipt of BCSP’s waiver notice. If the Closing Date is extended pursuant to this paragraph, then the Closing Date shall be the date that is the earlier to occur of five (5) Business Days after (a) the date that the unsatisfied condition has been satisfied, or (b) Investor’s receipt of BCSP’s waiver notice. Notwithstanding the foregoing or anything set forth herein to the contrary, in no event shall the Closing Date be extended with respect to Investor’s failure to fund into escrow the balance of the Purchase Price due at Closing as required under this Agreement, unless expressly agreed by BCSP in writing in BCSP’s sole and absolute discretion.

7.4.3. Waiver. If the transaction contemplated by this Agreement closes, each party shall be deemed to have waived any and all unmet or unsatisfied conditions by the other party actually known to such party subject to the provisions of Article 5 and Article 10 hereof.

ARTICLE 8

CLOSING

8.1. Closing Date. Subject to Sections 3.2 and 7.3.1, above, the consummation of the transactions contemplated hereby (the “Closing”) shall be conducted by delivery of documents and funds in escrow to Escrow Agent on December 16, 2010 (the “Designated Closing Date”); TIME BEING STRICTLY OF THE ESSENCE. The date that the Closing occurs hereunder, as such date may be extended in accordance with this Agreement, is referred to herein as the “Closing Date”. Investor and BCSP agree to finalize and execute all documents necessary for the consummation of the transaction contemplated herein, including, but not limited to, the Settlement Statement (as defined in Section 8.2), and to deliver all such documents to the Escrow Agent in escrow not later than 5:00 p.m. (Pacific time) on the Business Day immediately preceding the Closing Date to ensure the orderly and timely close of escrow and disbursement of all funds necessary for Closing by not later than 10:00 a.m. (Pacific time) on the Closing Date. Notwithstanding the foregoing or anything herein to the contrary, in no event may the Closing Date and the disbursement of funds thereunder be extended beyond 10:00 a.m. (Pacific time) on December 16, 2010 (the “Outside Closing Date”) for any reason without the express written agreement of BCSP, in BCSP’s sole and absolute discretion, TIME BEING STRICTLY OF THE ESSENCE.

8.2. BCSP’s Obligations at the Closing. At the Closing, BCSP will do, or cause to be done, the following:

8.2.1. Closing Documents. BCSP shall execute (as applicable), acknowledge (if necessary) and deliver originals of the following documents:

8.2.1.1. The Joint Venture Agreement substantially in the form of Exhibit B hereto;

8.2.1.2. The Assignment and Assumption of Membership Interest in the form attached hereto as Exhibit C (the “Assignment and Assumption of Interest”), conveying the Investor Interest;

8.2.1.3. Copies of all formation and organizational documents of the Joint Venture.

8.2.1.4. Certificate of Non-Foreign Status, substantially in the form of Exhibit D hereto;

8.2.1.5. Settlement statement prepared by Escrow Agent showing all of the payments and adjustments provided for in Section 8.5 of this Agreement or otherwise agreed upon by BCSP and Investor (the “Settlement Statement”);

8.2.1.6. A certificate signed by BCSP and/or Owner stating that each of BCSP and/or Owner’s representations and warranties contained in Section 5.1 of this Agreement is true and correct in all material respects which certificate shall include as a certification that the Non Con Approval has been obtained, provided, however, that if any of the representations and warranties have changed since the Effective Date, then BCSP and/or Owner shall revise the representations and warranties to conform to the changed circumstances and shall set forth such changed representations and warranties in such certificate; and

8.2.1.7. An Owner’s Affidavit in the form of Exhibit E attached hereto. BCSP shall also deliver to the Title Company and Investor such evidence as may be reasonably required by the Title Company with respect to the good standing and authority of BCSP, the approval of BCSP of the transactions contemplated herein, and the authority of the person(s) executing the documents required to be executed by BCSP in connection with this Agreement.

8.2.1.8. BCSP shall cause BCSP IV Property Management LLC (the “Beacon Manager”) to deliver a thirty (30) day notice of that certain Management Agreement between Beacon Manager and CAC Real Estate Management Company, Inc. (the “CAC Sub Agreement”).

8.2.1.9. Any other documents which BCSP is required to deliver at the Closing pursuant to this Agreement.

8.2.2. Costs. BCSP will pay all costs allocated to BCSP pursuant to Section 8.5.1 of this Agreement.

8.3. Investor’s Obligations at the Closing. At the Closing, Investor will do, or cause to be done, the following:

8.3.1. Closing Documents. At Closing, Investor shall execute, acknowledge (if necessary) and deliver originals of the following documents:

8.3.1.1. The Joint Venture Agreement substantially in the form of Exhibit B hereto;

8.3.1.2. The Assignment and Assumption of Interest;

8.3.1.3. The Settlement Statement; and

8.3.1.4. Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Investor on behalf of Investor.

8.3.1.5. A certificate signed by Investor stating that each of Investor’s representations and warranties contained in Section 5.2 of this Agreement is true and correct in all material respects, provided, however, that if any of the representations and warranties have changed since the Effective Date, then Investor shall revise the representations and warranties to conform to the changed circumstances and shall set forth such changed representations and warranties in such certificate.

8.3.1.6. Investor shall cause Hudson OP Management, LLC to execute and deliver the Hudson Sub Agreement.

8.3.1.7. Any other documents which Investor is required to deliver at the Closing pursuant to this Agreement.

8.3.2. Payment of Consideration. Investor shall pay to Escrow Agent a sum equal to the remaining portion of the Purchase Price owed by Investor in accordance with Article 2 of this Agreement. As part of the Closing under this Agreement, in accordance with this Agreement, Escrow Agent shall disburse, via federal funds wire transfer of immediately available funds, to an account designated by BCSP in a written notice to Escrow Agent delivered prior to the Closing Date, with such notice to contain all information necessary for Escrow Agent to effectuate such transfer, the balance of the Purchase Price in the amount due to BCSP as shown on the Settlement Statement. In addition, as part of the Closing under this Agreement, Escrow Agent shall make such other disbursements as are shown on the Settlement Statement.

8.3.3. Costs. Investor will pay all costs allocated to Investor pursuant to Section 8.5.1 of this Agreement.

8.4. Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with Escrow Agent and in accordance with this Agreement.

8.5. Costs and Adjustments at Closing. BCSP and Investor shall mutually agree on a proration statement setting forth the adjustments contemplated by this Agreement, all of which (e.g., rents, taxes, utilities, insurance, and other operating income and expenses), shall be apportioned as of the Closing Date pursuant to Section 8.5.2 below.

8.5.1. Transaction Expenses. Any closing or escrow fees of Escrow Agent shall be paid fifty percent (50%) by BCSP and fifty percent (50%) by Investor. BCSP shall pay (i) all costs and fees for BCSP’s representatives and consultants (except as set forth in this Section 8.5.1 below), (ii) all fees and costs associated with delivering title to the Property in the condition required by Article 3 of this Agreement; (iii) all transfer taxes associated with the transfer of the Land and Improvements to Investor, (iv) all costs and fees for title examination, title insurance and related Title Company charges associated with the issuance of the PTR and the payment of the premium for the CLTA portion of the Title Policy; and (v) the costs relating to the Existing Survey. Investor shall pay (or reimburse BCSP for) (i) any endorsements to the Title Policy or any extended coverage and, if applicable, the issuance of the Investor’s lender’s title insurance policy and any updates or endorsement thereto required by Investor’s lender, (ii) all costs associated with the Updated Survey or any updates thereto, and (iii) all costs associated with Investor’s due diligence studies and investigations of the Property. Subject to Section 14.13 below, BCSP and Investor shall each pay its respective attorneys’ fees.

8.5.2. On or before the Effective Date, BCSP has prepared and Investor has approved the balance sheet attached hereto as Schedule 8.5.2 (the “Closing Date Balance Sheet”) reflecting the Current Assets and Current Liabilities (as defined below) of the Owner as of the Closing Date. To the extent that the Working Capital set forth on the Closing Date Balance Sheet (the “Estimated Closing Working Capital”) is positive, BCSP shall receive a credit from the Joint Venture at Closing in amount equal to such Estimated Closing Working Capital. To the extent that the Estimated Closing Working Capital is negative, BCSP shall make a cash contribution to the Joint Venture at Closing in an amount equal to such Estimated Closing Working Capital. Within one hundred twenty (120) days after the Closing, BCSP shall deliver to Investor for its review, audit and approval a final reconciliation of the Closing Date Balance Sheet together with worksheets which show in reasonable detail any adjustments and the basis of any adjustments to the Closing Date Balance Sheet, and which is prepared in a manner consistent with the final 2009 audited balance sheet for the Owner reflecting all necessary and expected entries needed for reporting on a United States federal income tax basis, unless otherwise stated in this Agreement (the “Final Balance Sheet”). Within five (5) business days following the completion of an agreement regarding the Final Balance Sheet, (i) if the Working Capital shown on the Final Balance Sheet (the “Final Closing Working Capital”) exceeds the Estimated Closing Working Capital, the Joint Venture shall pay to BCSP such amount of cash as is necessary to cause the total amount of consideration received by or paid by BCSP to equal the amount that would have been received by or paid by BCSP at Closing if the Final Closing Working Capital (in lieu of the Estimated Closing Working Capital) had been used to determine payments, or (ii) if the Estimated Closing Working Capital exceeds the Final Closing Working Capital, BCSP shall pay to the Joint Venture such amount of cash as is necessary to cause the total amount of consideration received by or paid by BCSP to be equal to the amounts that would have been received by or paid by BCSP if the Final Closing Working Capital (in lieu of the Estimated Closing Working Capital) had been used at Closing to determine payments. As used in this Agreement, “Working Capital” means Current Assets minus Current Liabilities; “Current Assets” means and includes all accounts receivable, cash and cash equivalents (including Security Deposits), prepaid expenses (including insurance), mortgage escrows and all other current assets of the Owner, excluding any TDR Escrows; and “Current Liabilities” means and includes the sum of all accounts payable and accrued obligations on a full accrual basis, one hundred percent (100%) of prepaid rents, contingent obligations that are probable and estimable with the exception of items set forth in Sections 8.5.3 and 8.5.4 below, accrued expenses, accrued taxes, accrued interest, liabilities for Security Deposits and all other current liabilities of Owner.

8.5.3. Tenant Improvement Allowances, Leasing Commissions and Free Rent. Investor shall receive a credit against the Purchase Price due at Closing equal to fifty-one percent (51%) of (i) the amount of outstanding tenant improvement allowances currently due and payable by Owner to tenants or licensees and shown on Schedule 8.5.3(i) attached hereto (other than the Luce Allowance (as defined in Section 8.5.4 below); (ii) the amount of outstanding brokerage and leasing commissions currently due and payable by Owner to third parties and shown on Schedule 8.5.3(ii) attached hereto; and (iii) the amount of “free rent” available to tenants under Leases and licensees under Licenses and shown on Schedule 8.5.3(iii) attached hereto which is attributable to the period from and after the Closing Date. Notwithstanding anything set forth herein to the contrary, the credit with respect to free rent referenced in clause (iii) above shall be subject to adjustment only based on Beacon’s and the Joint Venture’s respective periods of ownership of the Property, and not with respect to amount or any other factor. From and after Closing, Owner (as constituted immediately following formation of the Joint Venture) shall be solely responsible for all tenant improvement allowances, all leasing commissions, and all free rent associated with the Property, the Leases and/or the Licenses and all costs and expenses associated therewith.

8.5.4. Luce Allowance. Schedule 8.5.3(i) sets forth an outstanding tenant improvement allowance (the “Luce Allowance”) in connection with the Lease with Luce Forward Hamilton and Scripps LLP (“Luce”). At Closing, BCSP shall deposit with Escrow Agent an amount equal to the then outstanding Luce Allowance (the “Luce Funds”) to be held by Escrow Agent pursuant to an escrow agreement by and between BCSP, Owner and Escrow Agent substantially in the form attached hereto as Schedule 8.5.4 (the “Luce Escrow Agreement”). From and after the Closing, Owner shall have the right to draw upon the Luce Funds from time to time in order to fund the Luce Allowance as it becomes payable. Any Luce Funds remaining in escrow as of May 31, 2011 shall be disbursed to BCSP after deducting all outstanding reimbursement requests in connection with the Luce Allowance received from Luce on or before May 31, 2011 and approved by Owner.

8.5.5. At Closing, Equity LLC and Investor shall each make a cash contribution to the Joint Venture in proportion to their respective Interests of the amounts outstanding for tenant improvement allowances and leasing commissions Schedules 8.5.3(i) (other than the Luce Allowance), and 8.5.3(ii) (the “Tenant Reserves”).

8.5.6. At Closing, Beacon and Investor shall each make a cash contribution to the Joint Venture in proportion to their respective Interests to fund the “Cash Buffer Reserve” as defined in and contemplated by Section 4.7 of the Joint Venture Agreement.

8.5.7. Survival. The provisions of this Section 8.5 shall survive Closing for a period of two hundred seventy (270) days from the Closing Date.

ARTICLE 9

DAMAGE AND CONDEMNATION

9.1. Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, BCSP shall promptly give Investor written notice of such damage. Risk of loss for damage to all or any part of the Property by fire or other casualty from the Effective Date through the Closing Date will be on BCSP.

9.1.1. Minor Damage. If the cost for repairing such damage is equal to or less than Five Million Dollars ($5,000,000.00) (as determined by BCSP’s independent insurer), then Investor shall have the right at Closing to receive a credit for the amount of the deductible plus all insurance proceeds received by BCSP as a result of such loss (or which amount would have been received had BCSP adequately maintained insurance in accordance with the terms of this Agreement), or an assignment of BCSP’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and BCSP shall have no further liability or obligation to repair such damage or to replace the Property.

9.1.2. Major Damage. If the cost for repairing such damage is greater than Five Million Dollars ($5,000,000.00) (as determined by BCSP’s independent insurer), then Investor shall have the option, exercisable by written notice delivered to BCSP and Escrow Agent within five (5) Business Days after BCSP’s notice of damage to Investor, either (i) to receive a credit for the amount of the deductible plus all insurance proceeds received by BCSP as a result of such loss (or which amount would have been received had BCSP adequately maintained insurance in accordance with Section 6.4, above), or an assignment of BCSP’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no other reduction in the Purchase Price, and BCSP shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement. If Investor elects to terminate this Agreement, the Deposit shall be promptly returned to Investor, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Investor fails to notify BCSP within such five (5) Business Day period of Investor’s intention to terminate this Agreement, then Investor shall be deemed to have elected option (i), and Investor and BCSP shall proceed to Closing in accordance with the terms and conditions of this Agreement.

9.2. Condemnation and Eminent Domain. If any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property, BCSP shall promptly upon obtaining knowledge thereof notify Investor thereof (“Taking Notice”). If the condemnation will not result in a material and adverse effect (as hereinafter defined) on the Property, the parties shall proceed to Closing, in which event BCSP shall assign or pay to Investor at Closing all of BCSP’s right, title, and interest in any award payable on account of the condemnation and/or pay to Investor all such awards previously paid. In the event that such condemnation will result in a material and adverse effect on the Property, Investor shall have the option, which shall be exercised by written notice to BCSP and Escrow Agent within five (5) Business Days after its receipt of the Taking Notice, either (i) to terminate this Agreement and receive the prompt return of the Deposit, in which case the parties shall have no further rights or obligations under this Agreement (except for any obligations that expressly survive termination), or (ii) to consummate the purchase of the Property without a reduction of the Purchase Price, in which event BCSP shall assign or pay to Investor at Closing all of BCSP’s right, title, and interest in any award payable on account of the condemnation proceeding and/or pay to Investor all such awards previously paid. For the purposes of this Section 9.2, “material and adverse effect” shall include, but not be limited to, any reduction in the amount of any of the rentable square footage of the Improvements, the reduction in the number of parking spaces at the Property, or the permanent, material disruption of access to the Property. Failure to give notice of Investor’s election within such five (5) Business Day period shall be deemed an election by Investor to proceed to Closing.

ARTICLE 10

REMEDIES AND ADDITIONAL COVENANT.

10.1. BCSP Default at or Before Closing. If BCSP refuses or fails, in any material respect, to perform any of its obligations or agreements hereunder when performance is required on or prior to the Closing Date, or if any of the Express Representations should be false in any material respect when made and Investor shall become aware of same on or prior to the Closing Date and Investor shall not have waived its claims with regard to same pursuant to this Agreement, then Investor shall give BCSP written notice of such breach or default on or prior to the Closing Date and BCSP shall have ten (10) Business Days from the date of receipt of such notice to cure such breach or default and the Closing Date shall be extended accordingly. If BCSP fails to cure such breach or default within such ten (10) Business Day period, then Investor, as its sole and exclusive remedy, (i) may terminate this Agreement by notifying BCSP and the Escrow Agent thereof, in which event neither party shall have any rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement, and the Escrow Agent shall return the Deposit to Investor, (ii) may sue for specific performance of the obligations of BCSP hereunder; provided, however, if Investor fails to file suit for specific performance within ninety (90) days after the scheduled Closing Date and to diligently pursue such suit, this Agreement shall terminate, in which event neither party shall have any rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement, and the Escrow Agent shall return the Deposit to Investor, or (iii) may waive the alleged default and proceed to Closing under this Agreement without adjustment of the Purchase Price. In the event Investor elects to proceed under clause (i) of the preceding sentence, BCSP shall reimburse Investor up to Fifty Thousand Dollars ($50,000.00) in the aggregate for Investor’s actual costs and expenses incurred by Investor in connection with its title, survey, consultants and reasonable attorneys fees and expenses in connection with the transactions contemplated by this Agreement, as documented by Investor. In no event shall BCSP be liable for any consequential or punitive damages.

10.2. BCSP Breach After Closing. If any of the Express Representations should be false in any material respect when made or BCSP is in breach or default of any covenant, representation or warranty under this Agreement or any document executed and delivered by BCSP at Closing, and Investor shall first become aware of same after the Closing Date, then Investor shall give BCSP written notice of such false Express Representation or breach or default prior to the expiration of the Survival Period and BCSP shall have fifteen (15) Business Days from the date of receipt of such notice to cure such breach. If BCSP fails to cure such breach within such fifteen (15) Business Day period, and the actual losses or damages sustained as a result of BCSP’s false Express Representations or breach or default hereunder exceeds One Hundred Fifty Thousand Dollars ($150,000.00), then Investor shall have the right to bring an action against BCSP for the actual damages suffered by Investor due to such false Express Representation or breach or default, provided that, in no event shall BCSP be liable to Investor for damages under this Section 10.2 in an aggregate amount in excess of One Million Dollars ($1,000,000.00) (the “Representation Cap”). BCSP’s liability under any Seller Estoppels or the Seller REA Estoppel shall not be subject to the Representation Cap, provided that in no event shall BCSP be liable to Investor for damages under any Seller Estoppels or the Seller REA Estoppel in an aggregate amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00).

10.3. Investor Default. IN THE EVENT THE CLOSING IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF THE INVESTOR, INVESTOR AND BCSP AGREE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE THE AMOUNT AND EXTENT OF DETRIMENT TO BCSP. INVESTOR AND BCSP THEREFORE AGREE THAT IF INVESTOR DEFAULTS HEREUNDER INVESTOR’S DEPOSIT PLUS ACCRUED INTEREST THEREON IS A REASONABLE ESTIMATE OF BCSP’S DAMAGES AND THAT BCSP SHALL BE ENTITLED TO SAID SUM AS LIQUIDATED DAMAGES, WHICH SHALL BE BCSP’S SOLE AND EXCLUSIVE REMEDY, EITHER AT LAW OR IN EQUITY, AS A RESULT OF SUCH DEFAULT. IN SUCH EVENT, THE ESCROW AGENT SHALL UPON WRITTEN DEMAND BY BCSP WITHOUT JOINDER OF INVESTOR, IMMEDIATELY DELIVER THE DEPOSIT PLUS ACCRUED INTEREST THEREON TO BCSP. TO SIGNIFY THEIR AWARENESS AND AGREEMENT TO BE BOUND BY THE TERMS AND PROVISIONS OF THIS SECTION, INVESTOR AND BCSP HAVE SEPARATELY INITIALED THIS SECTION. BCSP HEREBY WAIVES ANY AND ALL BENEFITS BCSP MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 3389. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.3 SHALL LIMIT ANY RECOVERY BY BCSP UNDER ANY INDEMNITIES MADE BY INVESTOR HEREIN OR BCSP’S RIGHTS TO ANY ATTORNEYS’ FEES OR COSTS RECOVERABLE BY BCSP HEREUNDER.

THE PAYMENT OF THE DEPOSIT TO BCSP IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT INSTEAD, IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BCSP PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE.

BCSP INITIALS: MTG	INVESTOR’S INITIALS: ML

10.4. Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Investor shall promptly deliver to BCSP all Property Information provided to Investor by BCSP or the BCSP Parties, including copies thereof in any form whatsoever (including electronic form). At BCSP and/or Owner’s written request, Investor shall deliver to BCSP and/or Owner copies of any and all test results and studies of the Property performed by or on behalf of Investor pursuant to Article 4 of this Agreement, excluding any confidential or proprietary information or financial modeling or attorney work product. The obligations of Investor under this Section shall survive any termination of this Agreement.

ARTICLE 11

BROKERAGE COMMISSION.

11.1. Brokers. BCSP represents and warrants to Investor that BCSP has not contacted or entered into any agreement with any real estate broker, agent, finder, or similar party in connection with this transaction, except for Eastdil Secured ( “BCSP’s Broker”) and that BCSP has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than BCSP’s Broker with respect to the transactions contemplated hereby. BCSP will be solely responsible for the payment of BCSP’s Broker’s commission in accordance with the provisions of separate agreements between BCSP and BCSP’s Broker. Investor hereby represents and warrants to BCSP that Investor has not contracted or entered into any agreement with any real estate broker, agent, finder, or similar party in connection with this transaction and that Investor has not taken any action which would result in any real estate brokerage or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.

11.2. Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 11. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 11.2 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 12

NOTICES.

12.1. Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.

12.2. Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by hand delivery, (ii) by Federal Express or a similar internationally recognized overnight courier service, or (iii) by facsimile or electronic mail with a confirmation copy delivered by another method set forth in this Section 12.2. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

12.3. Addresses. The addresses for proper notice under this Agreement are as follows:

As to BCSP:

Rincon Center Commercial LLC

c/o Beacon Capital Partners, LLC

11755 Wilshire Boulevard, Suite 1770

Los Angeles, CA 90025

Attention: Jeremy B. Fletcher and Michael A. Bruckner

Facsimile: (310) 914-5996

Fletcher Email: jfletcher@beaconcapital.com

Bruckner Email: mbruckner@beaconcapital.com

With a copy to:

Rincon Center Commercial LLC

c/o Beacon Capital Partners, LLC

200 State Street, 5th Floor

Boston, Massachusetts 02109

Attention: Matthew T. Golden, Esq.

Facsimile: (617) 457-0499

Email: mgolden@beaconcapital.com

With a copy to:	Goulston & Storrs, P.C. 400 Atlantic Avenue Boston, Massachusetts 02110 Attention: Jordan P. Krasnow, Esq. Facsimile: (617) 574-7604 Email: jkrasnow@goulstonstorrs.com and Attention: Jared L. Tardy, Esq. Facsimile: (617) 574-7559 Email: jtardy@goulstonstorrs.com

As to Investor:	Hudson Pacific Properties 11601 Wilshire Boulevard Suite 1600 Los Angeles, CA 90025 Attention: Alex Vouvalides Facsimile: (310) 445-5710 Email: alex@hudsonppi.com

With a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, CA 90067-6019

Attention: Anton N. Natsis, Esq.

Facsimile: (310) 788-2410

Email: tnatsis@allenmatkins.com

As to Escrow Agent:	Chicago Title Insurance Company 455 Market Street Suite 2100 San Francisco, CA 94105 Attention: Terina J. Kung Facsimile: (415) 896-9423 Email: kungt@ctt.com

Either party may from time to time by written notice to the other party designate a different address or addresses for notices. Notices given on behalf of a party by its attorneys in the manner provided for in this Article 12 shall be considered validly given.

ARTICLE 13

ASSIGNMENT.

13.1. Assignment. Except for an assignment by Investor as permitted pursuant to this Article, neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent may be granted or withheld in the sole and absolute subjective discretion of the party whose consent has been requested; provided, however, that Investor shall have the right to assign its interest in this Agreement and delegate its duties to an affiliate, so long as such affiliate controls, is controlled by, or is under common control with Investor, and provided that (a) such affiliate shall assume, in writing (by execution of an assignment and assumption of this Agreement in form and substance reasonably satisfactory to BCSP), all of Investor’s obligations and Investor’s representations and warranties under this Agreement, (b) such affiliate is, or is owned and controlled by, a “Permitted Transferee” under and as defined in clause (ii) of the definition thereof in the Loan Documents, and (c) such affiliate is reasonably acceptable to BCSP. If Investor so assigns this Agreement to an affiliate, Investor shall, at least two (2) Business Days prior to the Closing Date, give the BCSP written notice of such assignment, together with a copy of the assignment and assumption agreement executed by Investor and the assignee, it being hereby acknowledged and agreed that, as of the date of this Agreement, it is anticipated that such an assignment will be made from Investor to Hudson Rincon, LLC, a Delaware limited liability corporation, the sole member of which shall be Investor, and which assignee entity will be formed following the date of this Agreement.

ARTICLE 14

MISCELLANEOUS.

14.1. Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.

14.2. Modifications. This Agreement may not be modified except by the written agreement of the parties.

14.3. Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

14.4. Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

14.5. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.6. Controlling Law; Submission to Jurisdiction. This Agreement will be construed under, governed by and enforced in accordance with the laws of the State of California (without reference to conflicts of laws principles). Any claim, action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of California, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit, or proceeding) and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit, or proceeding in any such court or that any such claim, action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum. Subject to applicable law, process in any such claim, action, suit, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court, and such service shall be made by personal service made on such party. Personal service may be made on such party’s registered agent set forth in its organizational documents.

14.7. Exhibits. All exhibits, attachments, schedules annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.

14.8. No Rule of Construction. BCSP and Investor have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both BCSP and Investor, and no rule of construction will be invoked respecting the authorship of this Agreement.

14.9. Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to BCSP’s obligations to assign the Investor Interest to Investor and Investor’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein; provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.

14.10. Time of Essence. Time is important to both BCSP and/or Owner and Investor in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.

14.11. Business Days. “Business Day” means any day on which business is generally transacted by banks in Boston, Massachusetts, New York, New York and San Francisco, California. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

14.12. No Memorandum. Investor and BCSP agree not to record this Agreement or any memorandum hereof.

14.13. Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and reasonable attorneys’ fees incurred in connection with such action.

14.14. Counterparts and Acceptance of Offer. This Agreement may be executed in multiple counterparts (which counterparts may be executed by facsimile or PDF) which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party. Acceptance, for purposes hereof, shall mean that each party is in physical possession of a fully-signed counterpart copy or original of this Agreement.

14.15. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF BCSP AND INVESTOR HEREUNDER, BCSP’S OR INVESTOR’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY.

14.16. Cooperation with Investor’s Auditors and SEC Filing Requirements. Owner shall, at no material cost to Owner, cooperate with Investor to provide Investor access to such factual information concerning the operation of the Property as may be reasonably requested by Investor, and in the possession or control of Owner, BCSP, or their property manager or accountants, to enable Investor or its affiliates to prepare audited financial statements as may be required by the Securities and Exchange Commission (“SEC”). At Investor’s sole cost and expense, Owner shall allow Investor’s auditor (Ernst & Young LLP or any successor auditor selected by Investor) to conduct an audit of the statement of revenue and expenses of the Property and shall cooperate (at no material cost to Owner) with Investor’s auditor in the conduct of such audit and review. Without limiting the foregoing, Investor or its designated independent or other auditor may audit Owner’s operating statements of the Property, at Investor’s expense; provided, however, that the foregoing obligations of Owner under this subsection shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Owner, BCSP, their property manager or accountants, at no material cost to Owner, and in the format that Owner (or its affiliates, property manager or accountants) have maintained such information. The obligations of Owner under this Section 14.16 shall survive the Closing.

14.17. Confidentiality.

14.17.1. Except as provided otherwise in this Section 14.17, Investor and BCSP, for the benefit of each other, hereby agree that neither of them will release, or cause or permit to be released, to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, (i) the names of BCSP and Investor respectively, or any of their affiliates or subsidiaries, or (ii) the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto. In addition, prior to Closing, both BCSP and Investor shall keep strictly confidential this Agreement, the transactions contemplated hereby, and the terms and conditions hereof, and all matters relating thereto, as well as all information relating to the other party. Further, prior to Closing, Investor shall keep strictly confidential all information (including the Property Information) relating in any way to the Property or any portion thereof.

14.17.2. It is understood and agreed that the foregoing shall not (i) preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, or (ii) preclude Investor from (A) sharing information relating to the Property, on a confidential basis with such party’s attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, investors, or potential lenders (“Representatives”), as the case may be, or with the Lender, or (B) disclosing any information otherwise deemed confidential under this Section 14.17 in connection with any disclosures in filings required by the Securities Exchange Commission and customary disclosures on investor/earnings calls or earnings releases (or the operation of the business of Investor, or (iii) prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

14.17.3. Investor shall indemnify and hold BCSP and Owner and their respective affiliates, employees, officers and directors harmless, and BCSP shall indemnify and hold Investor and Investor’s affiliates, employees, officers and directors harmless, from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by the other party and proximately caused by a breach by Investor or BCSP, as the case may be, or their respective Representatives, of the provisions of Section 14.17; but this Section 14.17.3 will not entitle either Investor or BCSP or any other person or entity, to recover consequential or incidental damages.

14.17.4. In addition to any other remedies available to BCSP and Investor, BCSP and Investor shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its Representatives in order to enforce the provisions of Section 14.17.

14.17.5. Notwithstanding any other provision of this Agreement, the provisions of Section 14.17 shall survive the termination of this Agreement and the provisions of Section 14.17.1 regarding press releases or public disclosures shall survive Closing.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BCSP:

BCSP IV U.S. Investments, L.P., a Delaware limited partnership, its manager

By:	BCSP REIT IV, Inc., a Maryland corporation, its general partner

	By:	/S/ MATTHEW T. GOLDEN
	Name:	Matthew T. Golden
	Title:	General Counsel & Managing Director

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INVESTOR:

HUDSON PACIFIC PROPERTIES, L.P., A Maryland limited partnership

By:	HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation its General Partner

	By:	/S/ MARK LAMMAS
	Name:	Mark T. Lammas
	Title:	Chief Financial Officer

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